                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                                 Ridgeview, Inc.
                                ----------------
                                (Name of Issuer)



                                  Common Stock
                                  ------------
                         (Title of Class of Securities)




                                   765905 10 4
                                   -----------
                                 (CUSIP Number)








Check the following box if a fee is being paid with this statement:  [ ]


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CUSIP No.  765905 10 4
           -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person / S.S. or I.R.S. Identification No. of Above
         Persons:

         James C. Gaither
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                                       (a)  [ ]

                                                                       (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------

Number of                           5.               Sole Voting Power
Shares                                                 0
                                                     ---------------------------
Beneficially                        6.               Shared Voting Power
Owned by                                               184,097
                                                     ---------------------------
Each Reporting                      7.               Sole Dispositive Power
Person With                                            0
                                                     ---------------------------
                                    8.               Shared Dispositive Power
                                                       184,097
                                                     ---------------------------

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         184,097
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         N/A
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         6.1%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------


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ITEM 1(a) Name of Issuer:

Ridgeview, Inc.
--------------------------------------------------------------------------------

ITEM 1(b) Address of Issuer's Principal Executive Offices:

2101 North Main Avenue, Newton, North Carolina 28658
--------------------------------------------------------------------------------

ITEM 2(a) Name of Person Filing:

James C. Gaither
--------------------------------------------------------------------------------

ITEM 2(b) Address of Principal Business Office or, if none, Residence:

Route 2, Box 199, Conover, North Carolina  28613
--------------------------------------------------------------------------------

ITEM 2(c) Citizenship:

United States
--------------------------------------------------------------------------------

ITEM 2(d) Title of Class of Securities:

Common Stock
--------------------------------------------------------------------------------

ITEM 2(e) CUSIP Number:

765905 10 4
--------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [  ]     Broker or Dealer registered under Section 15 of the Act
         (b)      [  ]     Bank as defined in section 3(a)(6) of the Act
         (c)      [  ]     Insurance Company as defined in section 3(a)(19) of the Act
         (d)      [  ]     Investment Company registered under section 8 of the Investment Company Act
         (e)      [  ]     Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f)      [  ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
         (g)      [  ]     Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)
         (h)      [  ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(H)



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ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:

                  184,097
         -----------------------------------------------------------------------

         (b)      Percent of Class:

                  6.1%
         -----------------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote

                           0
                           -----------------------------------------------------
                  (ii)     shared power to vote or to direct the vote

                           184,097 shares, including 30,520 shares held of record by the reporting person's spouse
                           -----------------------------------------------------

                  (iii)    sole power to dispose or to direct the
                           disposition of

                           0
                           -----------------------------------------------------

                  (iv) shared power to dispose or to direct the disposition of

                           184,097 shares, including 30,520 shares held of record by the reporting person's spouse
                           -----------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A



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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         February 12, 1997
                                                  ------------------------------
                                                              (Date)

                                                       /s/ James C. Gaither
                                                  ------------------------------
                                                            (Signature)

                                                         James C. Gaither
                                                  ------------------------------
                                                           (Print Name)


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